Exhibit 10.13

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Time Based)

PURSUANT TO THE

Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan

Grantee:      __________________________

Grant Date:      __________________________

Number of RSUs subject to this Award: _______________ representing the right to receive a number of Shares equal to or lower than (including zero) the number of RSUs, subject to the terms and conditions attached hereto, and subject to adjustment pursuant to Section 4 of the Plan.

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of the Grant Date specified above, is entered into by and between Georgia Banking Company, Inc., a bank holding company organized and existing under the laws of the State of Georgia (the “Company”), and the Grantee specified above, pursuant to the Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Executive Committee of the Board of Directors of the Company (the “Committee”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units provided herein to the Grantee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.            Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Grantee hereby acknowledges receipt of a true copy of the Plan and that the Grantee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.            Grant of Restricted Stock Units. The Company hereby grants to the Grantee, as of the Grant Date specified above, Restricted Stock Units (“RSUs”) in the amount set forth above, subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement and the Plan. Except as otherwise provided by the Plan, the Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason. The Grantee shall have no rights as a shareholder with respect to any Shares covered by the RSUs unless and until the Grantee has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.             Vesting.

(a)            Vesting. Subject to Section 3(b) hereof, the RSUs shall vest as of the date(s) set forth below (each a “Vesting Date”), provided the Grantee has not incurred a Termination of Service prior to such vesting date:

Vesting Date	Number of RSU Shares

[Date] [Date] [Date]	[ ] [ ] [ ]

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Grantee’s continued employment or service with the Company or any of its Affiliates on each applicable Vesting Date. If the Grantee incurs a Termination of Service prior to an applicable Vesting Date, the outstanding unvested RSUs shall immediately be forfeited as of the date of Termination of Service.

(b)            Change in Control. Notwithstanding the foregoing, in the event a Change in Control occurs, the outstanding unvested portion of the RSUs shall become vested as of the date of such Change in Control, provided the Grantee has not incurred a Termination of Service prior to the date of the Change in Control.

4.             Settlement of Vested RSUs.

(a)            Subject to Sections 5, 8 and 13 hereof, if the Grantee becomes vested in RSUs in accordance with Section 3, the Company shall pay to the Grantee the number of Shares equal to the number of vested RSUs in respect of such vested RSUs on the date of vesting. Such Shares shall be delivered in a lump sum within thirty (30) days following the Vesting Date as defined in Section 3. The Grantee shall have no right to dividend equivalents or dividends on the RSUs.

(b)            Notwithstanding Section 4(a), to the extent the Grantee is eligible to participate in a deferred compensation plan established for such purpose, the Grantee may elect to defer delivery of the Shares that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 3. If such deferral election is made, the Committee shall, in its sole discretion, establish the rules and procedures for such deferrals which shall be in compliance with Section 409A (as defined in Section 14 hereof).

5.             Further Holding Period. Following the Vesting Date, one-half of the Net Shares (as defined below) vesting on such applicable Vesting Date shall be subject to a further holding period of twenty-four (24) months, during which such shares may not be sold, assigned, pledged, mortgaged, transferred or otherwise disposed of, although the shares are considered vested and are no longer subject to forfeiture. The further holding period will be deemed satisfied and lapsed prior to the twenty-four (24)-month anniversary of the Vesting Date in the event of the Grantee’s death, Disability or the occurrence of a Change in Control. For this purpose, “Net Shares” are the net of any Shares withheld for the payment of taxes as provided in Section 8.

6.             Non-Transferability. The RSUs, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned, pledged, encumbered or otherwise disposed of or hypothecated in any way by the Grantee (or any beneficiary(ies) of the Grantee who holds the RSUs as a result of a transfer by will or by the laws of descent and distribution), other than by testamentary disposition by the Grantee or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the RSUs to be transferred to a Permitted Transferee for no value, provided that such transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such transfer and the transferee’s acceptance thereof signed by the Grantee and the transferee, and provided, further, that the RSUs may not be subsequently transferred other than by will or by the laws of descent and distribution or to another Permitted Transferee (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the RSUs, or the levy of any execution, attachment or similar legal process upon the RSUs, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7.             Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof.

8.             Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and other obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law with respect to the RSUs and, if the Grantee fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. Any required withholding obligation with regard to the Grantee may be satisfied as set forth in Article 15 of the Plan (if permitted by the Committee).

9.             Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Grantee. The Company shall give written notice to the Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.            Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Financial Officer of the Company. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

11.            No Right to Employment or Service. Any questions as to whether and when there has been a Termination of Service and the cause of such Termination of Service shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate the Grantee’s employment or service at any time, for any reason and with or without Cause.

12.            Transfer of Personal Data. The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Grantee.

13.           Compliance with Laws. The issuance of the RSUs (and the Shares upon settlement of the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.            Section 409A. This Agreement shall at all times be interpreted and operated in compliance with, or meet an exemption from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the standards, regulations or other guidance promulgated thereunder (“Section 409A”). Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. The Company shall delay the commencement of any delivery of Shares that are payable to the Grantee upon his separation from service if the Grantee is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to the date which is immediately following the earlier of (i) six months after the date of the Grantee’s separation from service or (ii) the Grantee’s death, to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and the Grantee agree to take into account any exemptions available under Section 409A. For purposes of this Agreement, termination of employment or Termination of Service shall be construed consistent with the meaning of a “separation from service” within the meaning of Section 409A.

15.            Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Grantee shall not assign (except in accordance with Section 5 hereof) any part of this Agreement without the prior express written consent of the Company.

16.            Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.            Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.            Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.           Acquired Rights. The Grantee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Grantee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Grantee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

21.            Restrictive Covenants.

 (a)             Definitions. For purposes of this Section 21, the following terms shall have the following meanings:

(i)	“Business of Company” means the business of providing banking services to commercial and consumer customers.

(ii)	“Company” means the Georgia Banking Company, Inc., or any of its subsidiaries, including Georgia Banking Company.

(iii)	“Competing Business” means any Person, business or subdivision of a business which substantially engages in the Business of Company, or which is actively planning to engage in the Business of Company, excluding subdivisions of a business, if any, which are unrelated to the Business of Company.

(iv)	“Confidential Information” means proprietary or confidential data, information, documents, or materials (in oral, written, electronic or other forms) that belongs to or pertains to the Company and which was disclosed to the Grantee or which the Grantee became aware of as a consequence of the Grantee’s relationship with the Company, which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company. Confidential Information shall include (but is not limited to): (i) the identities of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of Company vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology used by the Company to provide its services, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (vi) the nature, origin, composition and development of the Company’s products and services, and (vii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Grantee without authorization from the Company, (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means.

(v)	“Customer” means any Person to which the Company has sold its products or provided its services (including those to which such products or services are sold or provided during the Grantee’s employment).

(vi)	“Material Contact” for purposes of the non-solicitation of Company employees and contractors provision contained in Section 21(c) of this Agreement means contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the business interests of the Company, and within the twenty-four (24) months prior to the solicitation.

(vii)	“Material Contact” for purposes of the customer non-solicitation provision contained in Section 21(d) of this Agreement means contact between the Grantee and each Customer or potential customer of the Company within the twenty-four (24) months prior to the solicitation:

(1)	with whom or which the Grantee dealt on behalf of the Company;

(2)	whose dealings with the Company were coordinated or supervised by the Grantee;

(3)	about whom the Grantee obtained Confidential Information in the ordinary course of business as a result of the Grantee’s association with the Company; or

(4)	who receives products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions or earnings for the Grantee within the two (2) years prior to the date of the Grantee’s termination or resignation.

(viii)	“Prospective Customer” means any Person which the Company has solicited to purchase the Company’s products or use its services (including those solicited during the Grantee’s employment).

(ix)	“Restricted Period” means during the Grantee’s employment with the Company and the twelve (12) months following the Grantee’s separation from employment from the Company for any reason or no reason.

(x)	“Trade Secrets” means trade secrets as defined by applicable law.

(b)            Confidentiality.

(i)	No Disclosure of Confidential Information and Trade Secrets. The Grantee agrees that during employment, and following the Grantee’s separation from employment from the Company for any reason or no reason, the Grantee will not directly or indirectly use, copy, disclose, publish or otherwise distribute to any other Person or entity any Confidential Information or Trade Secrets of the Company. In the event that the Grantee becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, the Grantee shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose additional duties of non-use or non-disclosure.

(ii)	Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, the Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Grantee files a lawsuit for retaliation for reporting a suspected violation of law, the Grantee may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as the Grantee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(c)            Non-Solicitation of Company Employees and Contractors. The Grantee agrees that during the Restricted Period, the Grantee shall not, directly or indirectly, whether on the Grantee’s own behalf or on behalf of any other Person, solicit, recruit, attempt to solicit or recruit, or induce any employee or independent contractor of the Company with whom the Grantee had Material Contact, to terminate or lessen such employment or contract with the Company.

(d)            Non-Solicitation of Company Customers. The Grantee agrees that during the Restricted Period, the Grantee shall not, directly or indirectly, whether on the Grantee’s own behalf or on behalf of any other Person, solicit, divert or appropriate any Customers, Prospective Customers, correspondents or other sources of or purchasers of loans of the Company with whom the Grantee had Material Contact, for the purpose of selling any products or services for a Competing Business.

(e)            Acknowledgements. The Grantee acknowledges and agrees that the provisions of Section 21 of this Agreement (the “Restrictive Covenants”) are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its Customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company. The Grantee represents that the Grantee has the skills and abilities to obtain alternative employment that would not violate the Restrictive Covenants in the event that the Grantee leaves employment with the Company, and that the Restrictive Covenants do not pose an undue hardship on the Grantee. The Grantee further acknowledges that the Grantee’s breach of any of the Restrictive Covenants would likely cause irreparable injury to the Company, and therefore entitle the Company to injunctive relief, in addition to any other remedies available in law or equity or pursuant to Section 21(f) below.

(f)            Claw Back. The Grantee further acknowledges and agrees that, if the Grantee breaches any of the Restrictive Covenants set forth herein, (i) the Grantee shall forfeit any and all rights with respect to the RSUs granted pursuant to this Agreement and the Plan (whether vested or otherwise) and any other rights and interests with respect thereto; (ii) no further Shares or other amounts shall be paid to the Grantee under this Agreement; and (iii) the Grantee shall return to the Company, no later than thirty (30) days after such breach, any Shares or other cash or property received with respect to the RSUs granted pursuant to this Agreement and the Plan (including any gross proceeds (before taxes or other deductions) received from the disposition of any Shares acquired pursuant to such RSUs or their then fair market value if no proceeds were received upon such disposition). The terms set forth in this Agreement concerning the right of the Company to a claw back are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of any such rights. This provision shall survive the termination of the Grantee’s employment or service with the Company or any of its subsidiaries at any time and for any reason.

22.            Acknowledgment. BY ACCEPTING THIS AGREEMENT, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GEORGIA BANKING COMPANY, INC.

By:

Name:

Title:

By signing below, the Grantee hereby accepts the RSUs grant subject to all its terms and provisions and agrees to be bound by the terms and provisions of this Agreement, including Section 21, and the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company, or the Committee or other committee responsible for the administration of the Plan, upon any questions arising under the Plan.

GRANTEE

By:

Name: